AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                               ON JANUARY 14, 1997
                                                REGISTRATION NO. ________

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ----------------

                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                                ----------------

                             BRIDGE VIEW BANCORP
            (Exact name of registrant as specified in its charter)

                                  NEW JERSEY
        (State or other jurisdiction of incorporation or organization)

                                  22-3461336
                     (I.R.S. Employer Identification No.)

 457 SYLVAN AVENUE, ENGLEWOOD CLIFFS, NJ                              07632
(Address of principal executive offices)                            (Zip code)

                            1994 STOCK OPTION PLAN
               1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                           (Full title of the plan)


                              ALBERT F. BUZZETTI
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               457 SYLVAN AVENUE
                          ENGLEWOOD CLIFFS, NJ 07632
                   (Name and address of agent for service)

                                (201) 871-7800
        (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                    Proposed      Proposed
                                    maximum       maximum
Title                Amount         offering      aggregate         Amount of
of securities        to be          price per     offering          registration
to be registered     registered     share(2)      price             fee
--------------------------------------------------------------------------------
Common Stock,        104,414(1)     $29.25        $3,054,109.50     $925
par value
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     (1) Maximum number of shares authorized for issuance pursuant to the exercise of options under Registrant's 1994 Stock Option Plan and Registrant's 1994 Stock Option Plan for Non-Employee Directors (collectively the "Plans"). This Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in such Plans.

     (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average high and low sales price of the Common Stock reported on the American Stock Exchange on January 7, 1997.

                            Exhibit Index at Page 8

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

     (a) the audited financial statements of Bridge View Bank as of and for the year ended December 31, 1995 and 1994 and the unaudited financial statements as of and for the nine months ended September 30, 1996, included as exhibits to the Registrant's Registration Statement on Form 10-SB, as originally filed with the Securities and Exchange Commission on September 13, 1996 and amended on October 30, 1996 and December 5, 1996; and

     (c) the description of the Registrant's Common Stock, no par value per share, contained in the Registrant's Registration Statement on Form 10-SB, as originally filed with the Securities and Exchange Commission on September 13, 1996 and amended on October 30, 1996 and December 5, 1996.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.  DESCRIPTION OF SECURITIES.

     Not Applicable

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VII of the Registrant's Certificate of Incorporation requires the Registrant to indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Registrant as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act (the "Act").

     The Registrant's Certificate of Incorporation also provides that the Registrant may purchase and maintain insurance on behalf of any person or persons enumerated in Article VII thereof against any liability asserted against or incurred by such person or persons arising out of their status as corporate directors, officers, employees, or agents whether or not the Registrant would have the power to indemnify them against such liability under the provisions of this article.

     Section 14A:3-5 of the Act gives a corporation the power, without a specific authorization in its certificate of incorporation or by-laws, to indemnify a director, officer, employee or agent (a "corporate agent") against expenses and liabilities incurred in connection with certain proceedings, involving the corporate agent by reason of his being or having been such a corporate agent, provided that with regard to a proceeding other than one by or in the right of the corporation, the corporate agent must have acted in good faith and in the manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. In such proceeding, termination of a proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not of itself create a presumption that any such corporate agent failed to meet the above applicable standards of conduct. The indemnification provided by the Act does not exclude any rights to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. No indemnification, other than that required when a corporate agent is successful on the merits or otherwise in any of the above proceedings shall be allowed if such indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law or a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action in effect at the time of the accrual of the alleged cause of action which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.


ITEM 8.  EXHIBITS.

     The following exhibits are filed with this Registration Statement:

Exhibit Number          Description of Exhibit
--------------          ----------------------
      4(a)              1994 Stock Option Plan*

      4(b)              1994 Stock Option Plan for Non-Employee
                        Directors*

      5                 Opinion of McCarter & English

      23(a) Consent of McCarter & English (included in the opinion filed as Exhibit 5(a) hereto)

      23(b)             Consent of KPMG Peat Marwick LLP


* Incorporated by reference from Exhibits 10(a) and (b) to the Registrant's Registration Statement on Form 10-SB, originally filed with the Securities and Exchange Commission on September 13, 1996.


ITEM 9.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however,

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood Cliffs, New Jersey, on January 3, 1997.




                                By:   /s/ALBERT F. BUZZETTI
                                      --------------------------------------
                                      Albert F. Buzzetti,
                                      President and Chief Executive
                                       Officer
                                       (Principal Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

   Name                         Title                         Date
   ----                         -----                         ----

/s/ALBERT F. BUZZETTI            President, Chief              January 3, 1997
----------------------------     Executive Officer and
Albert F. Buzzetti               Director



/s/GERALD A. CALABRESE, JR.      Director                      January 3, 1997
----------------------------
Gerald A. Calabrese, Jr.


/s/BERNARD MANN                  Director                      January 6, 1997
----------------------------
Bernard Mann


/s/MARK METZGER                  Director                      January 4, 1997
----------------------------
Mark Metzger


/s/JEREMIAH F. O'CONNOR, JR.     Director                      January 6, 1997
----------------------------
Jeremiah F. O'Connor, Jr.


/s/JOSEPH C. PARISI              Director                      January 4, 1997
----------------------------
Joseph C. Parisi

/s/GLENN L. CREAMER              Director                      January 6, 1997
----------------------------
Glenn L. Creamer

/s/JOHN A. SCHEPISI              Director                      January 7, 1997
----------------------------
John A. Schepisi


/s/MICHAEL J. SOLOKAS            Comptroller                   January 3, 1997
----------------------------
Michael J. Solokas               (Principal Financial
                                   and Accounting Officer)

              EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM S-8

                                      OF

                              BRIDGE VIEW BANCORP



Exhibit No.    Name of Document                                 Page
-----------    ----------------                                 ----
   4(a)      1994 Stock Option Plan*

   4(b)      1994 Stock Option Plan for Non-Employee
              Directors*

   5         Opinion of McCarter & English                        9

  23(a)      Consent of McCarter & English (included
              in the opinion filed as Exhibit 5(a) hereto)

  23(b)      Consent of KPMG Peat Marwick LLP                    11


-----------
* Incorporated by reference from Exhibits 10(a) and (b) to the Registrant's Registration Statement on Form 10-SB, as originally filed with the Securities and Exchange Commission on September 13, 1996.